Exhibit 99.1

SouthState Closes Merger with Independent Financial Expands Presence in TX & CO and Adds Three Board Members	For Immediate Release
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Jackie Smith, 803.231.3486

Winter Haven, Florida – January 2, 2025 – SouthState Corporation (NYSE: SSB) (“SouthState” or the “Company”) today announced the closing of its acquisition of Independent Bank Group, Inc. (NASDAQ: IBTX) (“Independent Financial”) on January 1, 2025, through the merger of Independent Financial with and into SouthState. Immediately after the merger, also on January 1, 2025, Independent Financial’s subsidiary bank, Independent Bank, merged with and into SouthState Bank, N.A. (“SouthState Bank”). As a result of these transactions, the combined company has expanded its presence in Texas, entered Colorado, and increased its asset size to approximately $65 billion.

“It’s been a pleasure working with the team at Independent Financial since our announcement and we are pleased to close the transaction on schedule,” said John Corbett, SouthState Chief Executive Officer. “Together, we will continue building our company with an entrepreneurial business model in the fastest growing markets in the country.”

In connection with the merger, the Company announced the appointment of three Independent Financial directors to the boards of SouthState and SouthState Bank, increasing the size of each board from 12 to 15 members.

David R. Brooks, former Independent Financial chairman and CEO, began his banking career in the early 1980s and has been active in community banking since he led the investor group that acquired Independent Bank in 1988. Brooks currently serves as Chairman of Capital Southwest Corporation, and previously served as the Chief Financial Officer at Baylor University from 2000 to 2004. In 2018, Brooks was inducted into The Texas Bankers Hall of Fame.

Janet Froetscher, former director of Independent Financial, currently services as President of the J.B and M.K. Pritzker Family Foundation, a private foundation committed to innovative strategies for solving society’s most challenging problems, a position she has held since 2016. Previously, Froetscher was the Chief Executive Officer of Special Olympics from 2013 to 2016, where she led a global team with operations and affiliates in more than 170 countries. She is a Board member of the Cboe Global Markets.

G. Stacy Smith, former lead independent director of Independent Financial, is the Managing Partner of SCW Capital, L.P., a private equity hedge fund focusing on financial and energy sectors, a position he has held since August 2013. Smith is also co-founder of and an active partner in Trinity Investment Group, which invests in private equity, public equity and hard assets. In addition, he serves as an advisor of EAW Energy Partners, an oil and gas minerals acquisition firm.

SouthState Corporation (NYSE: SSB) is a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than 1.5 million customers throughout Florida, Texas, the Carolinas, Georgia, Colorado, Alabama, and Virginia. The bank also serves clients nationwide through its correspondent banking division. Additional information is available at SouthStateBank.com.

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